Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: kchapman@lhai.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2007 THIRD QUARTER RESULTS

Salt Lake City, Utah, Apr. 12, 2007: Schiff Nutrition International, Inc. (NYSE: WNI), today announced results for the fiscal 2007 third quarter and nine months ended February 28, 2007.

Schiff Nutrition’s net sales were $45.0 million for the third quarter of fiscal 2007, compared to $49.6 million for the same period in fiscal 2006.  Net income was $3.2 million, or $0.12 per share, for both the fiscal 2007 third quarter and the fiscal 2006 third quarter.

Schiff Nutrition’s net sales were $129.5 million for the nine months ended February 28, 2007, compared to $133.1 million for the same period in fiscal 2006.  For the first nine months of fiscal 2007, Schiff Nutrition reported net income of $8.8 million, or $0.32 per diluted share, compared to $9.7 million, or $0.36 per diluted share, for the same period a year ago.  Fiscal 2006 nine month results were favorably impacted by the incremental recognition of approximately $2.0 million in reimbursement of import related costs, the recognition of approximately $1.6 million of non-taxable foreign currency related gain, and an overall effective tax rate of approximately 19.6 percent.

Bruce Wood, President and Chief Executive Officer stated, “We experienced very intense competitive conditions during the third quarter, with incremental promotion spending contributing to the net sales decrease versus the prior year quarter.  A decline in branded sales was partially offset by strength in our private label business.  While the sales decrease resulted in a reduction in gross margin dollars, we are encouraged by the continued improvement in gross profit percentage.”

Wood added, “We remain confident in the long term prospects for our Schiff® branded business, despite the difficult sales comparatives for the third quarter and the ongoing competitive conditions.  We expect to continue our investment behind the Schiff business, with emphasis on our Move Free® brand.  We plan to leverage our strong financial position in this regard, as we look ahead to fiscal 2008.”

Conference Call Information

Schiff Nutrition International will hold a conference call today, April 12 at 11:00 a.m. ET.  The U.S. domestic access number is 800-561-2731.  International participants should dial 617-614-3528.  Please call in approximately ten minutes in advance.  The conference call will be broadcast live over the Internet at http://www.schiffnutrition.com/press.asp.  A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers; enter access code 89070992.  The telephone replay will be available through April 16, 2007.

About Schiff Nutrition

Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world.  To learn more about Schiff, please visit the web site www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates, and projections.  These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially.  Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free® Advanced, the inability to successfully implement marketing and spending programs behind our Move Free brand and other new branded products, the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from suppliers outside the United States), the mix between branded and private label products, the ability to grow and/or maintain branded and private label sales, the inability to enforce or protect our intellectual property rights against infringement, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government regulatory action in the United States and internationally, the inability or increased cost to obtain product liability and general insurance, the uncertainty of market acceptance of new products, adverse publicity regarding the consumption of nutritional supplements, the inability to find strategic acquisitions or the inability to successfully consummate or integrate an acquisition, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).  These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

– Tables to Follow –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2007	2006	2007	2006

Net sales	$44,999	$49,641	$129,468	$133,114
Cost of goods sold	28,570	32,709	79,746	92,263

Gross profit	16,429	16,932	49,722	40,851
Operating expenses:
Selling and marketing	8,060	8,527	25,138	20,603
Other operating expenses	3,884	4,157	13,120	10,834
Total operating expenses	11,944	12,684	38,258	31,437

Income from operations	4,485	4,248	11,464	9,414
Other income, net	716	502	2,129	2,756
Income from continuing operations before income taxes	5,201	4,750	13,593	12,170
Income taxes	1,960	1,561	4,840	2,384

Income from continuing operations	3,241	3,189	8,753	9,786
Loss from discontinued operations, net of tax	—	—	—	(127)

Net income	$3,241	$3,189	$8,753	$9,659

Weighted average common shares outstanding - diluted	27,353	27,044	27,333	26,895

Net income per share - diluted:
Income from continuing operations	$0.12	$0.12	$0.32	$0.36
Loss from discontinued operations	—	—	—	—

Net income	$0.12	$0.12	$0.32	$0.36

— More —

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	February 28, 2007	May 31, 2006
	(unaudited)

Cash and cash equivalents	$30,530	$24,899
Available-for-sale securities	44,224	40,120
Receivables, net	20,507	20,431
Inventories	23,915	23,515
Other current assets	4,244	4,863

Total current assets	123,420	113,828

Property and equipment, net	14,762	13,287

Other assets, net	4,470	4,500

Total assets	$142,652	$131,615

Total current liabilities	$23,104	$23,312

Deferred taxes	73	796

Stockholders’ equity	119,475	107,507

Total liabilities & stockholders’ equity	$142,652	$131,615

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